Exhibit 107

FILING FEE TABLES FOR

FORM S-8

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ALLAKOS INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2018 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	2,731,118 (2)	$6.72	$18,353,113	0.0000927	$1,702
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2018 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	546,223 (4)	$6.72	$3,670,619	0.0000927	$341
	Total				$22,023,732		$2,043
	Total Fee Offsets						-
	Net Fee Due						$2,043

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) of Allakos Inc. (the “Registrant”) that become issuable under the 2018 Equity Incentive Plan (the “2018 Plan”) or the 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Represents additional shares of the Registrant’s Common Stock automatically reserved and available for issuance under the 2018 Plan resulting from the annual increase in the number of shares reserved and available for issuance under the 2018 Plan on the first day of each fiscal year. The annual increase is the least of (i) 5,000,000 shares of Common Stock, (ii) 5% of the outstanding shares of Common Stock on the last day of the immediately preceding fiscal year or (iii) such number of shares of Common Stock determined by the Registrant’s board of directors.

(3)

Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on a price of $6.72 per share of Common Stock, which is the average of the high and low prices per share of Common Stock reported on The Nasdaq Global Select Market on February 9, 2022.

(4)

Represents additional shares of the Registrant’s Common Stock automatically reserved and available for issuance under the 2018 ESPP resulting from the annual increase in the number of shares reserved and available for issuance under the 2018 ESPP on the first day of each fiscal year. The annual increase is the least of (i) 1,000,000 shares of Common Stock, (ii) 1% of the outstanding shares of Common Stock on the last day of the immediately preceding fiscal year or (iii) an amount determined by the Administrator (as defined in the 2018 ESPP).